Exhibit 99.4

July 17, 2025

CONSENT OF OBERON SECURITIES, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated May 21, 2025, to the Star Special Committee, as Annex C to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4/A, as filed by Hudson Global, Inc. (“Hudson”) on July 16, 2025 (the “Registration Statement”), relating to the proposed merger transaction between Hudson and Star Equity Holdings, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Oberon Securities, LLC

OBERON SECURITIES, LLC